Exhibit 99(i)
[JCF LETTERHEAD]
Board of Directors
Bank of America Corporation
100 N. Tryon St.
Charlotte, NC 28255
We hereby consent to the inclusion of our opinion letter dated September 14, 2008 to the Board of Directors of Bank of America Corporation as Appendix C to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Merrill Lynch & Co. with and into, a wholly owned subsidiary of Bank of America Corporation, and to the references to such opinion and our name contained in such Joint Proxy Statement-Prospectus under the captions “Summary — J.C. Flowers & Co. LLC and Fox-Pitt Kelton Cochran Caronia Waller Have Each Provided an Opinion to the Bank of America Board of Directors Regarding the Exchange Ratio,” “The Merger — Background of the Merger,” “The Merger — Bank of America’s Reasons for the Merger; Recommendation of the Bank of America Board of Directors,” and “The Merger — Opinions of Bank of America’s Financial Advisors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or to the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

J.C. FLOWERS & CO. LLC
By	/s/ Sally Rocker
	Name:	Sally Rocker
	Title:	Managing Director

October 1, 2008